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                              AEROVOX INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN
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     1.   Participation:  All full-time adult employees (including employees who
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are also directors) of Aerovox Incorporated ("Aerovox") and/or of any majority-
owned subsidiary of Aerovox (collectively, the "Company") are eligible to participate in the Aerovox Incorporated Employee Stock Purchase Plan set forth herein (the "Plan") during their period of employment. Periods of leave and layoff are considered as employment only in accordance with the personnel rules of the particular Company employing the participant in effect at the time of a purchase of Common Stock, $1.00 par value per share, of Aerovox ("Aerovox
Stock") under the Plan. An eligible employee may commence participation in the Plan by completing the enrollment form, which is available from the Personnel Department. Participation in the Plan will commence on the date indicated on such form.

     2.   Participant Payments.  Each participant may make optional payments in
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each calendar year up to 15% of his year-to-date compensation to be applied to the purchase of Aerovox Stock. If a participant elects to make payments in an amount less than the maximum 15% amount in a year, the difference between the 15% maximum and the amount of his actual payments cannot be carried over to any other year. Payments to be applied toward the purchase of shares for a month may be made in cash or by payroll deduction and in each case must be paid on or before the last business day of Aerovox's accounting period for such month. For purposes of the Plan, "compensation" means base compensation without regard to overtime, bonuses, etc. Compensation shall be determined prior to any elective contributions under a cash or other deferred arrangement qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), or under a so-called cafeteria plan within the meaning of Section 125 of the Code.

     3.   Employer Payments:  Each particular Company employing a participant
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shall apply its own funds to the purchase of Aerovox Stock in an amount equal to
10% of the participant's optional payment plus an additional 0.75% for each full year of the participant's continuous employment with the Company since January
1, 1973 (except that if the particular Company employing a participant has been acquired by Aerovox or one of its majority-owned subsidiaries, only employment subsequent to such acquisition shall be counted) up to a maximum Company payment of 25% of the participant's optional payment.

     4.   Purchase of Aerovox Stock:  (a) Participant and Company payments shall
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be used to purchase the maximum number of whole shares of authorized but unissued or treasury shares of Aerovox Stock which can be purchased with the aggregate payments. The purchase price for the Aerovox Stock is the average of the reported high and low sales prices for the Aerovox Stock on the New York Stock Exchange ("NYSE") on the last business day of the accounting period for Aerovox each month or, if the Aerovox Stock is listed on the NYSE but is not traded on the NYSE on such day, the purchase price is the average of such sales prices
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on the next day on which the Aerovox Stock is traded, or if the Aerovox Stock is not listed on the NYSE on such day, the average of the reported high and low sales prices on such day for the Aerovox Stock on the principal securities market in which the Aerovox Stock is then traded, or if the Aerovox Stock is principally traded in a securities market which customarily reports sales prices but there are not reported high and low sales prices for such day, the average of the reported high and low sales prices on the next day on which such prices are proved, or if the Aerovox Stock is principally traded in a securities market which does not customarily report sales prices, the average of the high and low bid prices and the high and low asked prices for such day.

     (b) No fractional shares shall be sold under the Plan; funds from optional cash payments by a participant remaining after the purchase of the maximum number of whole shares of Aerovox Stock which can be purchased with optional payments and Company payments shall be, at the participant's option, returned to him or carried forward and applied to the next monthly sale of Aerovox Stock under the Plan. Certificates for shares purchased under the Plan shall be issued in the name of the participant immediately prior to the record date for the next dividend after the purchase of such shares, or in the event Aerovox is not declaring regular dividends no less frequently than once each fiscal quarter, with the specific time determined by the Vice President-Finance of Aerovox. Adjustment shall be made in the number of shares purchased for stock dividends, stock splits and similar changes in the capitalization of Aerovox which occur between the time of purchase and the time at which such shares are issued in the name of the participant.

     5.   Interpretation and Amendment of the Plan:  The Board of Directors of
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Aerovox has complete authority to interpret the Plan; all interpretations by the
Board are final and binding on participants. The Board also has the right to amend or terminate the Plan at any time with respect to shares not already purchased thereunder.

     6.   Miscellaneous.  An aggregate of 200,000 shares of Aerovox Stock are
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reserved for issuance under the Plan, which number of shares shall be appropriately adjusted for stock dividends, stock splits and similar changes in the capitalization of Aerovox occurring after the effective date of the Plan. The Plan shall become effective on the first day on which the Aerovox Stock is publicly traded or such later time as shall be determined by the Vice President-Finance of Aerovox. A participant may withdraw from the Plan at any time and shall be deemed to have withdrawn upon termination of employment with the Company. Upon such withdrawal the Company shall pay to the participant in cash the amount of his optional payments (but not including any Company payments) to the Plan which have not theretofore been used to purchase Aerovox Stock. There are no restrictions under the Plan on assigning or pledging a participant's interest in contributions held under the Plan. The adoption of the Plan does not confer on any employee any right to continued employment with the Company, nor does it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

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